Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS RECORD THIRD QUARTER AND NINE MONTHS 2016 FINANCIAL RESULTS

Company posts 42nd consecutive quarter of improved revenue and earnings

ATLANTA, GEORGIA, October 26, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported unaudited financial results for its third quarter and nine months ended September 30, 2016.

The Company recorded third quarter revenues of $424.0 million, an increase of 6.1% over the prior year’s $399.7 million. Rollins’ net income increased 10.2% to $49.7 million or $0.23 per diluted share for the third quarter ended September 30, 2016, compared to $45.0 million or $0.21 per diluted share for the same period in 2015.

Rollins’ revenues rose 5.8% for the first nine months of 2016 to $1.188 billion compared to $1.123 billion for the prior year. Net income for the first nine months of 2016 was $129.4 million, an increase of 7.4%, to $0.59 per diluted share compared to $120.4 million or $0.55 per diluted share for the same period last year.

Additionally, in the third quarter of 2016, the Company purchased 416,230 shares of the Company’s stock under its share repurchase program, 835,559 shares have been repurchased year-to-date. 5.1 million additional shares may be purchased under previous approval by the Board of Directors.

Commenting on the Company’s financial results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are very pleased with the financial results our Company reported for the third quarter. The strong growth we experienced across the Company reflects the positive benefits we are realizing from the investments we have made in marketing and sales training.”

Mr. Rollins, concluded, “Our progress in the first nine months of this year has been solid and we are optimistic about completing another successful year; one that includes gaining market share and enhanced service delivery to our customers. Our strategy and action plans have enabled us to grow our business both organically and through strategic acquisitions.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au,, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s ability to purchase 5.1 million shares under the previously approved share repurchase program; and the Company’s optimism about completing another successful year; one that includes gaining market share and enhanced service delivery to our customers. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2016	2015
ASSETS
Cash and cash equivalents	$139,263	$134,310
Trade accounts receivables, net	99,113	90,782
Financed receivables, net	15,984	14,211
Materials and supplies	13,787	12,964
Other current assets	31,759	24,695
Total Current Assets	299,906	276,962
Equipment and property, net	134,166	115,731
Goodwill	260,154	248,792
Customer contracts and other intangible assets, net	161,885	142,640
Deferred income taxes, net	32,749	50,449
Financed receivables, long-term, net	16,282	14,217
Other assets	16,373	13,548
Total Assets	$921,515	$862,339

LIABILITIES
Accounts payable	$26,436	$21,092
Accrued insurance, current	26,544	31,192
Accrued compensation and related liabilities	72,569	74,138
Unearned revenue	110,848	105,725
Other current liabilities	35,249	32,727
Total Current Liabilities	271,646	264,874
Accrued insurance, less current portion	32,443	21,866
Accrued pension	6,320	24,538
Long-term accrued liabilities	36,877	31,631
Total Liabilities	347,286	342,909

STOCKHOLDERS’ EQUITY
Common stock	217,830	218,591
Retained earnings and other equity	356,399	300,839
Total stockholders’ equity	574,229	519,430
Total Liabilities and Stockholders’ Equity	$921,515	$862,339

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES
Customer services	$423,994	$399,746	$1,187,863	$1,122,805
COSTS AND EXPENSES
Cost of services provided	205,608	195,489	579,353	553,741
Depreciation and amortization	13,083	11,156	37,073	33,182
Sales, general and administrative	125,407	121,944	364,207	346,141
Gain on sale of assets, net	(52)	(1,255)	(720)	(1,504)
Interest income, net	(18)	(21)	(156)	(134)
	344,028	327,313	979,757	931,426
INCOME BEFORE INCOME TAXES	79,966	72,433	208,106	191,379
PROVISION FOR INCOME TAXES	30,315	27,387	78,744	70,979
NET INCOME	$49,651	$45,046	$129,362	$120,400

NET INCOME PER SHARE - BASIC AND DILUTED	$0.23	$0.21	$0.59	$0.55

Weighted average shares outstanding - basic and diluted	218,039	218,594	218,386	218,583

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter and Nine Months 2016 results on

Wednesday, October 26, 2016 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-905-0392 domestic;

785-830-1913 international
at least 5 minutes before start time.

REPLAY: available through November 2, 2016

Please dial 888-203-1112/719-457-0820, Passcode: 6530216

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com